UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 2, 2009

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

A term sheet summarizing the principal terms of an exchange offer discussed in Item 8.01 below is attached hereto as Exhibit 99.1. The term sheet is not intended to be legally binding nor is it a comprehensive list of all relevant terms and conditions of the potential exchange offer. The term sheet does not constitute an offer to sell or buy, nor the solicitation of an offer to sell or buy, any of the securities referred to therein. An exchange offer will only be made pursuant to exchange offer documents, including a Registration Statement on Form S-4 and a Schedule TO containing a prospectus and a tender offer statement, that are to be made available to the holders of the Company’s notes and filed with the Securities and Exchange Commission.

Item 8.01	Other Events.

On November 2, 2009, YRC Worldwide Inc. (the “Company”) announced that it intends to launch an exchange offer this week based upon terms discussed with representatives of a committee of the holders of its contingent convertible notes and a committee of the holders of its USF 8 1/2% notes (collectively, the “Notes”). The successful completion of this exchange would allow the Company open access to the existing $106 million revolver reserve and to begin deferring payment of lender interest and fees of approximately $25 million per quarter under its recently amended credit agreement and asset-backed securitization facility. The Company currently has access to $50 million of the revolver reserve for certain operational purposes and the remaining reserve with a two-thirds approval from its lenders.

In the aggregate and with full participation, note holders would exchange approximately $536.8 million in face value of Notes plus accrued and unpaid interest for shares of common stock and new Class A Convertible Preferred Stock, which together on an as-if converted basis would represent 95% of the Company’s common stock, with a provision for options to be granted to the Company’s union employees pursuant to the Company’s recently ratified Amended and Restated Memorandum of Understanding on the Job Security Plan.

The committee representing the contingent convertible notes has been advised on financial matters by Evercore Partners and on legal matters by Andrews Kurth LLP and the committee representing the USF 8 1/2% Notes has been advised on financial matters by Broadpoint.Gleacher and on legal matters by Bracewell & Giuliani LLP.

A copy of the Company’s news release announcing the agreement in principal is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

IMPORTANT INFORMATION ABOUT THE EXCHANGE OFFER

The news release attached to this Form 8-K and the contents of this Form 8-K is not an offer to buy or the solicitation of an offer to sell any security. An exchange offer will only be made pursuant to exchange offer documents, including a Registration Statement on Form S-4 and a Schedule TO containing a prospectus and a tender offer statement, that are to be made available to the holders of the Notes and filed with the Securities and Exchange Commission (“SEC”). Holders of the Notes are advised to read the exchange offer documents when they become available, as these documents will contain important information about the exchange offer. Investors and security holders may obtain free copies of these documents (when available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov, on the Company’s website at www.yrcw.com or by making a request to: YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211, (913) 696-6100, Attention: Dan Churay, Executive Vice President, General Counsel and Secretary.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The word “will” and similar expressions are intended to identify forward-looking statements. It is important to note that any exchange will be subject to a number of significant conditions, including, among other things, that holders of a specific percentage of the outstanding Notes participate in the exchange offer. We cannot provide you with any assurances that such conditions to the exchange offer will be satisfied. In addition, even if an exchange offer is completed, the Company’s future results could differ materially from any results projected in such forward-looking statements because of a number of factors, including (among others) inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the Company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the SEC, including the company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Exchange Offer Term Sheet

99.2	News Release dated November 2, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: November 2, 2009	By:	/s/ DANIEL J. CHURAY
Daniel J. Churay
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Exchange Offer Term Sheet

99.2	News Release dated November 2, 2009

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